Exhibit 99.1

News From Aon

Aon Completes Sale of Outsourcing Platform

Deal sharpens focus on delivering advice and solutions for clients, accelerates innovation and improves return on invested capital

LONDON (May 1, 2017) — Aon plc (NYSE: AON) today announced that it has completed the sale of its benefits administration and HR BPO platform to private equity funds affiliated with Blackstone for cash consideration of $4.3 billion at closing, and additional consideration of up to $500 million based on future performance. Total after-tax cash proceeds were approximately $3.0 billion after customary working capital and other adjustments.

“The completion of this transaction reinforces our position as the leading global professional services firm providing a broad range of risk, retirement and health solutions,” said Greg Case, president and chief executive officer, Aon plc. “The incremental capital we have generated allows us to accelerate investment in our proprietary data and analytics capabilities and pursue new opportunities to address emerging client needs, similar to recent acquisitions in the cyber risk advisory and health solutions space.”

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About Aon

Aon plc (NYSE:AON) is a leading global professional services firm providing a broad range of risk, retirement and health solutions. Our 50,000 colleagues in 120 countries empower results for clients by using proprietary data and analytics to deliver insights that reduce volatility and improve performance.

To learn more about the sale, please visit: www.aon.com/acceleratinginnovation

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Media Contact:

Donna Mirandola
Senior Director, External Communications
Aon
donna.mirandola@aon.com
 +1 312 381 1532